As filed with the Securities and Exchange Commission on November 5, 2007
Registration No. 333-146440

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CERAGON NETWORKS LTD.
(Exact name of Registrant as specified in its charter and translation of Registrant’s name into English)

Israel	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
(+972) 3-645-5733
(Address and Telephone Number of Principal Executive Offices)

Ceragon Networks, Inc.
10 Forest Avenue
Paramus, New Jersey 07652
(201) 845-6955
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Richard H. Gilden, Esq. Ernest S. Wechsler, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Tel: (212) 715-9100 Fax: (212) 715-8000	Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-3 of Ceragon Networks Ltd. (the “Company”) is to file Exhibit 1.1 and Exhibit 5.1 to the Registration Statement on Form F-3 filed by the Company on October 2, 2007 (File No. 333-146440) (as amended on October 26, 2007, the “Registration Statement”). No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 8, 9 (except with respect to the Exhibits) and 10 of Part II of the Registration Statement. Accordingly, this Amendment consists of only the facing page, this Explanatory Note, Part II, the signature page, the Exhibit Index and Exhibits 1.1 and 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him or her in his or her capacity as an office holder, with respect to:

•	a breach of his or her duty of care to the company or to another person;

•	the breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the company’s interests; and

•	a financial liability imposed upon him or her in favor of another person.

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, indemnify an office holder with respect to an act performed by him or her in his or her capacity as an office holder, against:

•	a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

•	reasonable litigation expenses, including attorneys’ fees, paid by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a financial liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, paid by the office holder or charged to him by a court, in proceedings instituted against him by the company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a provision in a company’s Articles of Association regarding indemnification of office holders may authorize the company to undertake in advance to indemnify an office holder, with respect to a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court, provided that the undertaking with respect to a financial liability imposed on the director by any judgment is limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Indemnification Agreements

As permitted by the Israeli Companies Law and the Registrant’s Articles of Association, the Registrant has issued indemnification letters to its directors and officers providing for the indemnification of such officers and directors for certain liabilities, as specified in the indemnification letters, that may arise by reason of their status or service as directors, officers or employees of the Registrant or any subsidiary thereof. The indemnification letters also provide for the advance of certain expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified. The total amount of indemnification, for all matters and circumstances specified in all of the indemnification letters issued by the Registrant shall not exceed an aggregate amount of $20 million. Additionally, the Registrant exempted is officers and directors from any liability for damages caused as a result of a breach of their duty of care to the Registrant, subject to certain limitations detailed in the indemnification letter. The indemnification letter does not preclude the Registrant’s authority under the Companies Law and the Registrant’s articles to indemnify any of its officers and directors retroactively.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that a company may not enter into a contract for the insurance of the liability of an officer holder nor indemnify an office holder nor exculpate an office holder from his or her liability to the company for any of the following:

•	a breach by the office holder of his or her duty of loyalty unless, with respect to indemnification and insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

•	any act or omission committed with the intent to yield an unlawful personal benefit; or

•	any fine or monetary composition imposed on the office holder.

•	In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, an office holder must be approved by the company’s audit committee and board of directors and, in the event that such office holder is a director, also by the company’s shareholders.

The Registrant’s Articles of Association allow the Registrant to exculpate any office holder to the fullest extent permitted by law. The Registrant’s Articles of Association also allow the Registrant to procure insurance for the liability of any past or present office holder to the fullest extent permitted by law. The Registrant currently maintains a directors and officers liability insurance policy for certain claims, which also covers the directors and officers of its subsidiaries. Additionally, the Registrant’s Articles of Association allow the Registrant to indemnify any past or present office holder to the fullest extent permitted by law.

Item 9.	Exhibits

Exhibit
Number		Description of Exhibits

1.1		Form of Underwriting Agreement.
5.1		Opinion of Shibolet & Co.
23	.1†	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.
23.2		Consent of Shibolet & Co. (included in Exhibit 5.1).
24	.1†	Power of Attorney.

†	Previously filed.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes as follows:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ceragon Networks Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, in the State of Israel, on November 5, 2007.

CERAGON NETWORKS LTD.

By:	/s/ Ira Palti
Name: Ira Palti

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 5, 2007:

Signature		Title

/s/ Ira Palti Ira Palti		President and Chief Executive Officer
/s/ Naftali Idan* Naftali Idan		Executive Vice President, Chief Financial Officer and Principal Accounting Officer
/s/ Zohar Zisapel* Zohar Zisapel		Chairman of the Board of Directors
Joseph Atsmon		Director
/s/ Yael Langer* Yael Langer		Director
/s/ Yair E. Orgler* Yair E. Orgler		Director
/s/ Avi Patir* Avi Patir		Director

Authorized Representative in the United States Ceragon Networks, Inc.
/s/ Paul Obert* Paul Obert		President

*By:	/s/ Ira Palti Ira Palti, Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1.1		Form of Underwriting Agreement.
5.1		Opinion of Shibolet & Co.
23	.1†	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.
23.2		Consent of Shibolet & Co. (included in Exhibit 5.1).
24	.1†	Power of Attorney.

†	Previously filed.